                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12


                              Outlook Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

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

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 18, 2001


To the Shareholders of Outlook Group Corp.:

         We will hold the annual meeting of shareholders of Outlook Group Corp. at the Park Plaza Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin on Thursday, October 18, 2001 at 2:00 p.m. CDT, for the following purposes:

         (1) To elect two directors for three-year terms expiring in the year 2004; and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 24, 2001 are entitled to vote at this meeting or any adjournment of the meeting.

                                       By Order of the Board of Directors


                                       /s/ Paul M. Drewek

                                       Paul M. Drewek, Secretary

September 14, 2001

WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

         The enclosed proxy is solicited by the Board of Directors of Outlook Group Corp. for use at its annual meeting of shareholders on October 18, 2001. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of Outlook Group or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

         Each shareholder of record at the close of business on August 24, 2001 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 3,440,819 outstanding shares of Outlook Group's Common Stock, $.01 par value (the "Common Stock"), the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of Common Stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         Outlook Group will bear the expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another. No solicitation other than by mail is contemplated, except that Outlook Group officers or employees may solicit the return of proxies from certain shareholders by telephone.

         If you are a participant in the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), the shares of Common Stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

         This proxy material is being mailed to shareholders commencing on or about September 17, 2001. The Annual Report to Shareholders of Outlook Group covering the fiscal year ended May 31, 2001, including financial statements and Outlook Group's annual report on Form 10-K, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock, as of August 24, 2001, by each director, nominee for director and named executive officer, by all directors and executive officers of Outlook Group as a group, and by each person known to Outlook Group to beneficially own more than 5% of the Common Stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

                         NAME AND NATURE                           NUMBER OF             PERCENT
                   OF BENEFICIAL OWNERSHIP (1)                      SHARES              OF CLASS
                   ---------------------------                      ------              --------
         Joseph J. Baksha................................            86,439               2.5%
         Harold J. Bergman...............................             8,666                 *
         Jeffry H. Collier(2)............................            40,558               1.2%
         Paul M. Drewek(2)...............................            32,961                 *
         James L. Dillon.................................            17,416                 *
         Richard C. Fischer..............................            26,866                 *
         Pat Richter.....................................             7,816                 *
         A. John Wiley, Jr.(3)...........................            87,854               2.5%
         All directors and executive officers as
             a group (8 persons)(2)(3)...................           308,576               8.7%

         Dimensional Fund Advisors Inc. (4)..............           274,100               8.0%
         Heartland Advisors, Inc. (5)....................           875,800              25.5%

-------------------

         *Less than 1%.

         (1)      Includes the following shares issuable under stock options:
                  Mr. Baksha - 40,833; Mr. Collier - 17,333; Mr. Drewek - 23,333; Messrs. Bergman, Dillon, Fischer, Richter and Wiley - 7,666 each; all directors and executive officers as a group-123,162.

         (2) As of August 24, 2001, 74,086 shares of Common Stock were held in the Savings Plan. Employees have the right to designate the vote of shares of Common Stock allocated to their accounts. All such shares were allocated on that date.

         (3) Voting and/or dispositive power is shared with respect to the indicated number of shares: Mr. Wiley--1,165; all directors and executive officers as a group--1,165. See also footnote
                  (2).

         (4) According to a report on Form 13G/A dated February 2, 2001, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 274,100 shares of Common Stock at December 31, 2000. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

         (5) According to a report on Schedule 13G/A dated January 22, 2001, Heartland Advisors, Inc. ("Heartland") had sole dispositive power as to 875,800 shares of Common Stock, and sole voting power as to 495,400 of those shares, as of December 31, 2000. Heartland is an investment adviser registered under the Advisers Act. William J. Nasgovitz, a principal of Heartland, co-filed that report and reported sole voting power as to 380,400 shares, which are among those as to which Heartland reports sole dispositive power. The business address of Heartland and Mr. Nasgovitz is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

         Outlook Group's Articles and bylaws provide for a Board of between seven and eleven directors, and for classification of the Board of Directors into three separate classes. The Board of Directors has set the number of directors at seven. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected. The class of directors whose terms expire at the 2001 annual meeting (two of the seven directors) are nominated for election at the 2001 annual meeting to serve for terms expiring at the 2004 annual meeting. The remaining five directors were elected by the shareholders at the 1999 or 2000 annual meetings for terms expiring in 2002 or 2003, as shown in the following table.

         Proxies received by management will be voted FOR the election of the two nominees named unless otherwise specified. If any such nominee is unable to serve (which Outlook Group does not anticipate), proxies may be voted for another person designated by the Board of Directors.

                                                  Principal Occupation                                             Director
Name and Age                                      and Business Experience                                            Since
------------                                      -----------------------                                            -----
CONTINUING DIRECTORS (FOR TERMS EXPIRING IN 2004)

Joseph J. Baksha, 49 (3)                          President and Chief Operating Officer of Outlook Group             1998

James L. Dillon, 57 (1)(2)                        Accountant practicing with the firm Dillon, Endries,               1978
                                                  Otto & Calmes LLC

CONTINUING DIRECTORS (TERMS EXPIRING IN 2002)

Harold J. Bergman, 65 (1)(2)(4)                   Non-executive Chairman of Executive Committee of Badger            1994
                                                  Paper Mills, Inc. since 2001; retired in 1998 as
                                                  President and CEO of Riverside Paper Corp. (specialty
                                                  paper manufacturer and converter)

Richard C. Fischer, 62 (1)(3)                     Chairman and Chief Executive Officer of Outlook Group              1995
                                                  since 1997; also an investment banker with Marquette
                                                  Capital Partners since 2000, Fischer & Associates LLC
                                                  from 1996 to 1999, and Robert W. Baird & Co.
                                                  Incorporated prior thereto

CONTINUING DIRECTORS (TERMS EXPIRE IN 2003)

Jeffry H. Collier, 48 (3)                         Executive Vice President of Outlook Group                          1993

Pat Richter, 60 (1)(2)(5)                         Director of Athletics, University of Wisconsin Madison             1995

A. John Wiley, Jr., 59 (3)                        President of Elipticon Wood Products, Inc.                         1978
                                                  (manufacturer) and Great American Backyards LLC
                                                  (retailer)

---------------------

         (1) Member of the Audit Committee of which Mr. Dillon is chairman. This Committee, which held one meeting during fiscal 2001, reviews the functions and findings of Outlook Group's independent public accountants and makes recommendations to the Board of Directors with respect thereto.

         (2) Member of the Compensation Committee, of which Mr. Richter is chairman. This Committee, which held two meetings in fiscal 2001, reviews and makes recommendations to the Board regarding overall compensation policy and salaries, bonuses and benefits to officers and other key employees and awards stock options under Outlook Group's stock option plans.

         (3) Member of the Nominating Committee, of which Mr. Fischer is chairman. This committee, which held no meetings in fiscal 2001, reviews potential candidates for, and makes recommendations to the Board regarding, additional members of the Board. Persons wishing to suggest names for consideration for nomination to the Board may forward them to the Nominating Committee, in care of Mr. Fischer at Outlook Group.

         (4) Mr. Bergman is also a director of Badger Paper Mills, Inc., a paper manufacturing company.

         (5) Mr. Richter is also a director of Anchor BanCorp Wisconsin Inc., a publicly held savings bank holding company, and Northland Cranberries, Inc., a publicly held grower and marketer of cranberries and related products.

         The Board of Directors held six meetings and acted once by unanimous consent during fiscal 2001. During fiscal 2001, each director of the Company attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which such director served, except for Mr. Richter who was unable to attend meetings on three dates.

         Directors' Fees. For fiscal 2001, directors who are not employees of Outlook Group received a fee of $6,000 per year, $500 for each meeting of the Board of Directors attended and $300 ($400 in the case of the committee chairman) for each Board committee meeting attended. Messrs. Baksha and Collier are currently employees and do not receive fees.

         In addition, directors are eligible for participation in the 1999 Plan, which arrangement was proposed in lieu of an increase in cash board fees in fiscal 2000 or 2001. Each non-employee director was awarded an option on October 21, 1999 for 7,000 shares, at $4.625 per share. Those options vest one third annually, on the anniversary date of grant, and expire ten years after grant. No options were awarded to directors in fiscal 2001.

         Fischer Arrangements. Mr. Fischer, although designated Outlook Group's Chief Executive Officer, is not an employee of Outlook Group. Rather, he is compensated for his duties in that position as an independent contractor. In addition to directors' fees, Outlook Group's arrangements with Mr. Fischer in fiscal 2001 provided that he would receive $125 per hour for services as Chief Executive Officer, up to a maximum of 100 hours per month. Amounts paid to Mr. Fischer under this arrangement appear in the cash compensation table. Beginning in fiscal 2002, Mr. Fischer's compensation will be a fixed amount; for fiscal 2002, that amount will be $90,000. Mr. Fischer is not entitled to receive employee benefits in this position.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation in fiscal year 2001 and in the two prior fiscal years of (i) each person who served as Chief Executive Officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to Outlook Group and its subsidiaries.

                                                                            LONG TERM
                                          ANNUAL COMPENSATION(1)           COMPENSATION
                                          ----------------------           ------------
                                                                              AWARDS
                                                                              ------
NAME AND PRINCIPAL            FISCAL                                       OPTIONS/SARS           ALL OTHER
     POSITION                  YEAR       SALARY ($)     BONUS($)(2)           #(3)          COMPENSATION($)(4)
------------------             ----       ----------     -----------          ------         ------------------
Richard C. Fischer,            2001         $73,300            -0-                 -0-                -0-
  Chairman and CEO (5)         2000          67,800            -0-               7,000                -0-
                               1999          85,250            -0-                 -0-                -0-

Joseph J. Baksha,              2001        $225,000            -0-                 -0-             $2,708
  President and COO            2000         225,000        $91,107              47,500              3,655
                               1999         200,000         30,875              10,000              3,884

Jeffry H. Collier,             2001        $129,000         $4,039                 -0-             $4,575
  Executive Vice President     2000         125,000         31,456              20,000              4,487
                               1999         120,000         39,098               4,000              2,995

Paul M. Drewek                 2001        $110,000        $60,000                 -0-             $3,955
 Chief Financial Officer (6)   2000         105,000         40,000              10,000              1,389
                               1999         161,596         35,000              20,000                -0-

------------------

         (1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

         (2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but a portion may be paid in the following fiscal year.

         (3) Represents number of shares for which options were granted under the Outlook Group Corp. 1999 Stock Option Plan. No SARs have been granted.

         (4) Reflects the Company's contributions to the executive officer's account in the Savings Plan.

         (5) Mr. Fischer is not an employee of Outlook Group, and estimates that he spends between approximately 20% and 25% of his business time on Outlook Group matters. See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.

         (6) Mr. Drewek became Chief Financial Officer in November 1998, after having served as interim Chief Financial Officer from May to November. Prior to November 1998, Mr. Drewek was an independent contractor, rather than a company employee. Includes amounts paid in fiscal 1999 to Mr. Drewek as an independent contractor. During the period when Mr. Drewek was an independent contractor, he was paid consulting fees at a higher rate than his salary as an employee because he was not eligible for employee benefits and was responsible for self-employment taxes.

OPTIONS OUTSTANDING AT YEAR END

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 2001.

                                                                                                   VALUE OF
                                                                    NUMBER OF                  UNEXERCISED IN THE
                                                               UNEXERCISED OPTIONS               MONEY OPTIONS
                          SHARES                                AT FY END (#) (1)             AT FY END ($) (1)(2)
                       ACQUIRED ON         VALUE                -----------------             --------------------
       NAME              EXERCISE         REALIZED          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
       ----              --------         --------          -------------------------      -------------------------
Richard C. Fischer          -0-              -0-                7,666 / 2,334                  $ 7,362 /  $2,013
Joseph J. Baksha            -0-              -0-               50,833 / 16,667                 $26,031 /  -0-
Jeffry H. Collier           -0-              -0-               17,333 / 6,667                  $13,075 /  -0-
Paul M. Drewek              -0-              -0-               23,333 / 6,667                  $22,250 /  -0-

------------------

         (1)      No SARs have been granted.

         (2) Based upon the $5.05 closing price of Common Stock on May 31, 2001, the last trading day before fiscal year end.

OPTION GRANTS IN LAST FISCAL YEAR

         No options were granted to executive officers or directors in fiscal 2001.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         As of June 1, 1999, Outlook Group entered into an employment agreement with Joseph J. Baksha, President and Chief Operating Officer of Outlook Group, for a term of two years, which was renewed on June 1, 2001. Under the employment agreement, Mr. Baksha earned an annual salary of $225,000 in fiscal 2001, and will earn the same salary in fiscal 2002. He can earn an incentive equal to a five percent of earnings for interest and taxes which exceed $2,500,000 per year. (The incentive is capped at 75% of Mr. Baksha's annual salary.) Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by Outlook Group other than for cause (as defined in the agreement), including if the agreement is not renewed, Mr. Baksha would be entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there is a change of control of Outlook Group and Mr. Baksha is terminated without cause, Mr. Baksha's employment status changes (as specified in the agreement) or Mr. Baksha's employment agreement is not renewed, Mr. Baksha shall be entitled to receive his annual salary for the two years following an event as set forth above plus any bonus earned through the last day of active employment. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for six months following termination of his employment.

         Mr. Fischer has a change in control agreement with Outlook Group, which was effective as of June 1, 2001. In the event Mr. Fischer's services are terminated in connection with a change in control transaction, he would be entitled to continue to receive his then-current compensation for one year. Messrs. Collier and Drewek also have change in control arrangements. In the event of a change in control in Outlook Group, in the event there is not an ongoing arrangement for continued employment, and assuming no termination for cause, each of Messrs. Collier and Drewek would be entitled to receive twelve-months salary (and accrued bonus) as a severance benefit, in addition to continuation of benefits for the twelve month period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The general compensation policies of Outlook Group and its subsidiaries are set by the Compensation Committee of the Board of Directors. During fiscal 2001, this Committee was composed of three independent non-employee directors. Compensation decisions with respect to the Chief Executive Officer and its President are made primarily by the Committee; compensation decisions as to all other officers, including its subsidiaries, are recommended by the Chief Executive Officer and then approved by the Committee. All compensation programs, such as the Savings Plan and the Stock Option Plan, are either originated or approved by the Committee.

         It is Outlook Group's policy to fairly compensate individuals for their contributions to Outlook Group's business, being mindful of the ability of the company to fund such compensation plans or programs and the need to provide fair value to Outlook Group's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Outlook Group and be competitive with other companies. (Other companies reviewed are not necessarily those reflected in the performance graph below. In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the divestiture of certain operations and improving financial results. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

         The Compensation Committee reviews numerous factors in determining the compensation of the Chief Executive Officer including Outlook Group's performance and salaries at other area companies. Upon Mr. Fischer's assumption of the position of Chief Executive Officer, the Committee, as ratified by the Board of Directors, determined that compensation of Mr. Fischer as an independent contractor was appropriate to reflect his then-interim status. It was determined that compensation based upon number of hours actually worked was appropriate to reflect Mr. Fischer's role. Mr. Fischer's hourly rate was determined by reference to the prior CEO's salary. The Committee considered the arrangement appropriate to continue after Mr. Fischer's "interim" status was dropped in 1998. Mr. Fischer is not entitled to bonus payments, although he was awarded stock options during fiscal 2000 in the same manner and amount as other non-employee directors. In view of the relatively large number of fiscal 2000 awards, no options were awarded in fiscal 2001.

         The Committee has now determined, based on experience under the prior arrangement and expectations as to Mr. Fischer's role in coming years, to fix Mr. Fischer's compensation. The amount was fixed at $90,000 for fiscal 2002, based on his prior compensation and the Committee's expectation of increased involvement in Outlook Group matters during fiscal 2002. See also above regarding Mr. Fischer's change in control arrangement.

         Outlook Group has also established the 1999 Option Plan, as a successor plan to the 1990 Stock Option Plan and an additional incentive to its officers and key employees, including the Chief Executive Officer. New stock options may no longer be granted under the prior plan, although stock options under it will remain outstanding until they expire. The Committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of Outlook Group, by providing them with a greater stake in the increasing value of the Common Stock on a longer-term basis. The option plans are designed to complement the incentive provided by the annual cash bonus. In view of the number of option awards in fiscal 2000, and because certain of these awards were awarded in May 2000 (shortly before the beginning of fiscal 2001), the Committee did not grant stock options in fiscal 2001. The Committee granted options for 84,500 shares to executive officers, including the CEO, in fiscal 2000.

         The factors considered to determine compensation of the other executive officers in fiscal 2001 were essentially the same (other than part-time status) as those considered with respect to the Chief Executive Officer. Bonuses for other executive officers are dependent upon the level of Outlook Group's pre-tax earnings, departmental performance and individual achievement of pre-established goals, as well as the provisions of Mr. Baksha's employment agreement. Individual awards would be recommended by the Chief Executive Officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the Chief Executive Officer may consider appropriate. The Committee believes that these arrangements establish objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the Chief Executive Officer to recommend particular designations of awards based upon all of the factors. See above for a discussion of Mr. Baksha's employment agreement and other officers' change in control arrangements.

         The Committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the Committee believes that any compensation income pursuant to Outlook Group's option plans would not be subject to that limitation due to their approval by shareholders.

         Members of the Compensation Committee:

         Pat Richter, Chairman        Harold J. Bergman         James L. Dillon

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Outlook Group Common Stock with The Nasdaq Stock Market Index for U.S. Companies and indices of "peer" commercial printing companies created by Outlook Group. The "peer" indices reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Laser Master International; Littlefield, Adams & Co.; Multi-Color Corp.; Paxar Corporation; and Topps Inc. These companies are relatively small publicly-held graphics services companies and were chosen several years ago in consultation with the company's investment adviser. Two companies acquired in early 2000 were dropped last year from the peer group.

         The values on the graph show the relative performance of an investment of $100 made on May 31, 1996, in Common Stock and each of the indices, with the indices reflecting reinvestment of dividends.



        --------------------    ------------ ------------ -------------- ------------ ------------ -----------
                                   1996         1997          1998          1999         2000         2001
                                   ----         ----          ----          ----         ----         ----
        --------------------    ------------ ------------ -------------- ------------ ------------ -----------
        OGC                         100          82            107           68           100          92
        --------------------    ------------ ------------ -------------- ------------ ------------ -----------
        NASDAQ/US                   100          113           143           202          276         176
        --------------------    ------------ ------------ -------------- ------------ ------------ -----------
        Peer Group                  100          109           90            88           117         125
        --------------------    ------------ ------------ -------------- ------------ ------------ -----------

                              CERTAIN TRANSACTIONS

         It is Outlook Group's policy that all material transactions between Outlook Group, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to Outlook Group than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the Board of Directors, or a majority of the directors who are independent and not financially interested in the transaction.

         Officer Indebtedness. In his employment agreement, Outlook Group agreed to make a loan to Mr. Baksha up to $100,000 to purchase Outlook Group common stock. The term of the loan would be five years at the same rate of interest charged Outlook Group pursuant to its line-of-credit at the time of such loan. Such a loan was made to Mr. Baksha in July 1998, at an interest rate of 8% per annum. The loan principal is due in July 2003; interest is due annually. The maximum principal amount outstanding under the loan during fiscal 2001 was $100,000, which also was the amount outstanding at fiscal year end.

         In March 2001, to encourage and facilitate increased Outlook Group stock ownership, Outlook Group also agreed to make additional loans aggregating up to $550,000 to officers and key employees to purchase common stock. Through May 31, 2001, a total of $128,075 in principal amount had been loaned, including $23,286 to Mr. Baksha, $23,286 to Mr. Collier and $34,933 to Mr. Drewek. Those amounts were also the maximum amounts due during the fiscal year. Payments of principal under the loans are due beginning in April 2006. The loans bear interest at 4.94%, which is the same rate of interest charged Outlook Group pursuant to the assumed federal rate at the time of such loan. Interest is payable annually.

         During the fiscal year, Outlook Group provides officers and other key employees with advances on expected bonus amounts, subject to year-end reconciliation. Because of the very rapid deterioration of general economic conditions in the second half of fiscal 2001, final bonus amounts were substantially lower than had been expected. In some cases, amounts advanced against fiscal 2001 bonuses were higher than the actual bonus amounts. At the end of fiscal 2001, Messrs. Baksha and Collier had advanced to them $60,000 and $14,553, respectively, in excess of their actual bonus amounts. These amounts will be carried forward and be treated as advances against future bonuses in fiscal 2002 or future years.

         Shemesh Settlement and Indebtedness. Ronnie Shemesh was a greater-than-5% shareholder of Outlook Group during much of fiscal 2001. Barrier Films Corporation-New York ("Barrier-NY") and Barrier Films Corporation ("BFC") are corporations which at all relevant times were controlled by Mr. Shemesh. The following paragraphs discuss prior litigation between those entities and Outlook Group and its subsidiaries, and amounts due to Outlook Group by those entities resulting from the settlement.

         Outlook Group was a defendant in Barrier-NY versus Outlook Group and Joseph Baksha, filed in 1999. This suit alleged various causes of action which arose out of the acquisition of BFC by Barrier-NY from Outlook Group in May 1997. Barrier's complaint had multiple counts, with overlapping claims that can be summarized as resulting from: (a) allegations that Outlook Group failed to comply with closing obligations relating to consents by former BFC officers; (b) Outlook Group interfered with Barrier-NY's client relationship with a client of BFC; (c) Outlook Group failed to comply with its obligations under a related Rebate and Supply Agreement; and (d) Outlook Group either misappropriated or disclosed certain confidential BFC information. Barrier further requested for a judgment declaring the 1997 promissory note executed by Barrier-NY in the BFC acquisition unenforceable, null and void. All of the claims made (including overlapping ones) totaled $27.65 million, plus elimination of the note, plus requests for costs and punitive damages, without adjusting the claims for multiple requests resulting from overlapping causes of action.

         Outlook Group denied liability and counterclaimed for more than $2.8 million, plus costs and other damages, as a result of Barrier-NY's failure to make payments due to Outlook Group under a promissory note and the Purchase Agreement in connection with the sale of BFC. At May 31, 2000, under the note and the Purchase Agreement, an aggregate of approximately $2.8 million (plus costs and expenses of collection) was due to Outlook Group by Mr. Shemesh's affiliates; unpaid amounts were subject to interest going forward at 12% per annum.

         In a separate matter, a subsidiary of Outlook Group, commenced an action against BFC in early 2000. In that suit, which sought monetary damages, Outlook Group alleged misrepresentation, tortuous interference and breach of warranty against BFC, based upon certain films produced by BFC. BFC answered the complaint making counterclaims against Outlook Group that mirrored Barrier-NY's claims in the above litigation.

         In December 2000, Outlook Group and Barrier-NY and their affiliates settled the litigation. Neither party admitted liability as part of the settlement. Pursuant to the settlement agreement, BFC agreed to pay Outlook Group $2,150,000 (plus or minus interest, credits and other specified payments), through two new promissory notes and other payments. The payments are due on specified schedules from January 15, 2001 through February 15, 2004. The maximum due during fiscal 2001 was $2,150,000. At May 31, 2001, a total of $1,522,000 remained due, and payments were current at that date. The remaining principal amounts were due in monthly installments of $39,000. Amounts due after April 15, 2001 bear interest at 8.3% per annum, although Barrier-NY was entitled to a credit against, or reduction of, some or all interest due under circumstances provided in the settlement agreement. A final lump sum payment of $265,000 was due in 2004. In July 2001, Barrier-NY repaid in full all amounts due to Outlook Group, net of credits of approximately $220,000 due to Barrier-NY.

         In addition, as part of the settlement agreement, Outlook Group agreed to purchase up to 450,000 shares of Outlook Group common stock owned by Mr. Shemesh for $7.00 per share. In addition, Mr. Shemesh could receive certain credits of up to $0.275 per share sold (partially included in the amount stated above) against amounts later due by him under the settlement agreement. Mr. Shemesh had the option, but not an obligation, to tender shares on specified dates ending July 20, 2001. In fiscal 2001, Mr. Shemesh tendered, and Outlook Group repurchased, 350,000 shares of Common Stock under these arrangements. Mr. Shemesh subsequently tendered, and Outlook Group purchased, the remaining 100,000 shares, and Outlook Group paid Mr. Shemesh a credit of $104,000, in addition to those allowed to Barrier-NY which were included above.

         The settlement agreement was accompanied by specified releases, and the prior notes and other arrangements between the parties were terminated. However, Outlook Group did not release Mr. Shemesh from his obligations under Section 16 of the Securities Exchange Act. Outlook Group cannot at this time determine whether Mr. Shemesh has any liability to it under Section 16(b) of the Securities Exchange Act, or the extent of any such liability. See "Section 16(a) Beneficial Ownership Reporting Compliance," below. As a result of the foregoing transactions, Mr. Shemesh reported that he ceased being a greater-than-5% shareholder in May 2001.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires a public company's officers and directors, and persons who own more than 10% of that company's common stock (collectively, "insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Insiders are required by SEC regulation to furnish Outlook Group with copies of all
Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Outlook Group, or written representations that no such forms were required. On that basis, other than the Shemesh filings discussed below, Outlook Group believes that during fiscal 2001 its insiders have complied with all Section 16(a) filing requirements applicable to them.

         According to reports filed by him, Mr. Shemesh was a greater than 10% shareholder of Outlook Group for several months during fiscal 2001. However, Mr. Shemesh has not made any filings pursuant to Section 16(a). Based on information included in other SEC filings by Mr. Shemesh, Outlook Group believes that Mr. Shemesh failed to file an initial statement on Form 3 and subsequently failed to file five required reports on Form 4. Based upon Mr. Shemesh's other filings, Outlook Group believes that those reports on Form 4 should have disclosed an aggregate of 35 transactions by Mr. Shemesh.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board oversees and monitors the participation of Outlook Group management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with Outlook Group. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Outlook Group Board has adopted a written charter for the Audit Committee, which appears as Appendix A to this proxy statement.

         In connection with its function to oversee and monitor the financial reporting process of Outlook Group, the Audit Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2001 with Outlook Group management;

         - discussed with PricewaterhouseCoopers LLP, Outlook Group's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

         - received the written disclosure and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers its independence.

         Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in Outlook Group's annual report on Form 10-K for the fiscal year ended May 31, 2001.

         Members of the Audit Committee:

              James L. Dillon, Chairman      Harold J. Bergman       Pat Richter

                                    AUDITORS

         During fiscal 2001, the Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of Outlook Group for fiscal 2001. PricewaterhouseCoopers has acted as Outlook Group's independent public accountants since fiscal 1993. The Audit Committee intends to request bids from several firms for fiscal 2002 audit services, and has not yet determined the firm which will audit Outlook Group's books and accounts for fiscal 2002. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2001 were as follows:

                  Audit Fees                                  $ 108,000
                  Financial Information Systems Design        $     -0-
                    and Implementation Fees
                  All Other Fees                              $  77,000

The Audit Committee considered the compatibility of non-audit services by PricewaterhouseCoopers with the maintenance of PricewaterhouseCoopers' independence.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Outlook Group no later than May 18, 2002 in order to be considered for inclusion in next year's annual meeting proxy material.

         Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Outlook Group at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by Outlook Group by August 1, 2002 in the case of Outlook Group's 2002 annual meeting of shareholders. No notices were received relating to the 2001 annual meeting.

                                  OTHER MATTERS

         Although the Board of Directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                       By Order of the Board of Directors


                                       /s/ Paul M. Drewek

                                       Paul M. Drewek, Secretary

September 14, 2001

         A COPY (WITHOUT EXHIBITS) OF OUTLOOK GROUP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2001, IS INCLUDED IN THE MAILING TO SHAREHOLDERS WITH THIS PROXY STATEMENT, AND WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

                                                                      APPENDIX A

                               OUTLOOK GROUP CORP.
                             AUDIT COMMITTEE CHARTER
                            as adopted April 26, 2000

         The Board of Directors of Outlook Group Corp. hereby adopts a revised and restated charter for its Audit Committee, with the authority, responsibility and duties specified below.

COMPOSITION

         The Audit Committee shall be comprised of three or more directors, who shall meet the independence and experience requirements of the Nasdaq Stock Market. One of the members shall be appointed Committee Chairman by the Board of Directors.

AUTHORITY

         The Audit Committee is granted the authority to review the financial statements prepared by management and the annual audit of the Company, and to review any other activity of the Corporation in connection therewith that they deem appropriate. All employees are directed to cooperate as required by members of the Committee. The Committee is empowered to retain persons having special competence, such as counsel, auditors or other advisors, as necessary to assist the Committee is fulfilling its responsibility.

RESPONSIBILITY

         The Audit Committee is intended to serve as focal point for communication between non-Committee directors, the Corporation's independent accountants and the Corporation's management as their duties relate to financial accounting, reporting and controls. The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Corporation and all subsidiaries and the sufficiency of auditing relative thereto. It is to be the Board's principal agent in assuring the independence of the Corporation's independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the opportunity for the independent accountants to meet with the entire Board of Directors as needed is not to be restricted.

MEETINGS

         The Audit Committee is to meet at least once per year, and as many other times as that Committee deems necessary.

ATTENDANCE

         At least a majority of the members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and representatives of the independent accountants be present at meetings of the Committee.

MINUTES

         Minutes of each meeting are to be prepared and sent to Committee members and Corporation directors who are not members of the Committee. If the Secretary of the Corporation has not taken the minutes, they should be sent to him or her for permanent filing.

SPECIFIC DUTIES

         The Audit Committee is to:

         1. Inform the independent accountants and management that the independent accountants and the Committee may communicate with each other at all times; and the Chairman may call a meeting whenever he or she deems it necessary.

         2. Review with the Corporation's management and independent accountants the Corporation's general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

         3. Have familiarity with the accounting and reporting principles and practices applied by the Corporation in preparing its financial statements, as well as the corporation's established standards of corporate conduct and performance, and deviations therefrom.

         4. Review the scope and general extent of the independent accountants' audit examination, including their engagement letter. The auditors' fees are to be arranged with management, and annually summarized for Committee review. The Committee's review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

         5. Review the extent of nonaudit services provided by the independent accountants in relation to the objectivity needed in the audit.

         6. Review with management and the independent accountants, upon completion of their audit, financial results for the year.

         7. Provide any report or summaries which may be required for the Corporation's annual report to shareholders or Form 10-K.

         8. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the Corporation's financial statements.

         9. Discuss with the independent accountants the quality of the Corporation's financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their "letter of comments and recommendations". Review written responses of management to the auditors' comment letter.

         10. Discuss with management the scope and quality of internal accounting and financial reporting controls in effect. Also, obtain management comments on the responsiveness of the independent accountants to the Corporation's needs.

         11. Update the Board of Directors, through minutes and presentations as necessary, of significant developments in the course of performing the above duties.

         12. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

         13. Recommend to the Board of Directors the retention or nonretention of the independent accountants, and the basis for any recommendations.

         14. Conduct an appropriate review of related party transactions with the Corporation on an ongoing basis and review potential conflict of interest situations where appropriate.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

           2001 ANNUAL MEETING OF SHAREHOLDERS OF OUTLOOK GROUP CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Richard C. Fischer, Joseph J. Baksha and Paul M. Drewek, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Park Plaza Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin, on Thursday, October 18, 2001, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

OUTLOOK GROUP CORP. 2001 ANNUAL MEETING

1.  ELECTION OF DIRECTORS

    (for terms expiring in 2004) 1 - Joseph J. Baksha 2 - James L. Dillon

    [ ]  FOR all nominees                   [ ]  WITHHOLD AUTHORITY
         listed to the left (except              to vote for all nominees
         as specified below).                    listed to the left.

    (Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee(s) in the box provided to the right. [ ]

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the persons named in Proposal 1.



Dated:                  , 2001                                 NO. OF SHARES:
       -----------------

Check appropriate box.                                         ----------------------------------------
Indicate changes below:

Address change? [ ]  Name change?  [ ]
                                                               ----------------------------------------
                                                               Signature(s) in box

[ ]  Please check box if you plan to attend in person.         Please sign exactly as name appears hereon. If stock
                                                               is owned by more than one person, all owners should
                                                               sign. Persons signing as executors, administrators,
                                                               trustees or in similar capacities should so
                                                               indicate. If a corporation, please sign in full
                                                               corporate name by the president or other authorized
                                                               officer. If a partnership, please sign in
                                                               partnership name by authorized person.
